Cazador Acquisition Corporation Ltd.
BBVA Building, P1
254 Munoz Rivera Avenue
San Juan, Puerto Rico 00918

August 30, 2012

Dear Sirs

Cazador Acquisition Corporation Ltd.

We have acted as counsel as to Cayman Islands law to Cazador Acquisition Corporation Ltd. (the "Company") in connection with the proposed de-registration of the Company as an exempted company limited by shares in the Cayman Islands (the "De-Registration") and the registration by way of continuation of the Company as a body corporate limited by shares under the laws of the State of Delaware (the "Continuation Jurisdiction"). The De-Registration and the registration by way of continuation of the Company is referred to herein as the "Migration".

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 20 April 2010, the certificate of incorporation on change of name dated 23 June 2010 and the second amended and restated memorandum and articles of association of the Company as adopted on 24 September 2010 (the "Memorandum and Articles").

1.2	The draft minutes of the meeting of the board of directors of the Company held on 11 June 2012 (the "Board Meeting") and the draft resolutions to be passed at a meeting of the shareholders of the Company to be held on 28 September 2012 (the "Meeting") (collectively, the "Minutes") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.4	The draft de-registration application to be filed with the Registrar of Companies in the Cayman Islands, including a draft notice pursuant to section 206(2)(c) of the Companies Law (2011 Revision) (the "Companies Law") in respect of the proposed registered office or agent for service of process in the Continuation Jurisdiction, a draft undertaking pursuant to section 206(2)(i) of the Companies Law that notice of the continuation has been or will be given within twenty-one days to the secured creditors of the Company and a draft affidavit pursuant to section 206(3) of the Companies Law relating to the matters set out in sections 206(2)(d), (e), (f), (g), (h), (j), (k), (l), and (n) of the Companies Law (the "Affidavit") (together the "Filings").

1.5	Such other documents as we have considered necessary for the purpose of rendering this opinion.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	Where documents have been provided to us in draft or undated form, they will be duly executed, dated and unconditionally delivered by the parties thereto in materially the same form as the last version provided to us.

2.4	The laws of the Continuation Jurisdiction do not prohibit the Migration as set out in section 206 of the Companies Law, a copy of which is contained in the Schedule.

2.5	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the Continuation Jurisdiction.

2.6	The Meeting will be duly convened and held and all resolutions to be passed at the Meeting as set out in the Minutes will be duly passed in accordance with the Memorandum and Articles.

2.7	All Filings will be duly completed prior to the Migration in accordance with the requirements of the Companies Law.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing under the laws of the Cayman Islands.

3.2	The Company has all requisite power and authority under the Memorandum and Articles to undertake the De-Registration.

3.3	Once all Filings have been made in accordance with the Companies Law, and the resolutions of the shareholders of the Company as set out in the draft Minutes of the Meeting have been duly passed, the Company will have taken all corporate actions required to authorise the De-Registration.

3.4	Other than approval of the Registrar of Companies, no orders, authorisations, consents, approvals, licences or validations are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands to authorise the De-Registration.

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4	Qualification

The opinions expressed above are subject to the following qualification:

4.1	The Registrar of Companies has the right to refuse de-registration of a company where he believes that it would be against public interest to do so.

We express no view as to the commercial terms of the Migration. The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

This opinion letter is addressed to and for the benefit solely of the addressee[s] and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

We are aware that Reed Smith L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinions to you to be filed with the Registration Statement of the Company on Form S-4 (Registration No. 333-182076) initially filed on 12 June 2012 with the Securities and Exchange Commission, and we authorize them to so rely.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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Schedule

EXTRACT OF SECTION 206 OF THE COMPANIES LAW (2011 REVISION)

206.          (1)          An exempted company incorporated and registered with limited liability and a share capital under this Law, including a company registered by way of continuation under this Part, which proposes to be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Islands (hereinafter called an "applicant") may apply to the Registrar to be de-registered in the Islands.

(2)	The Registrar shall so de-register an applicant if-

(a)	the applicant proposes to be registered by way of continuation in a jurisdiction which permits or does not prohibit the transfer of the applicant in the manner provided in this part (hereinafter in this section referred to as "a relevant jurisdiction");

(b)	the applicant has paid to the Registrar a fee equal to three times the annual fee that would have been payable pursuant to section 169 in the January immediately preceding the application for de-registration by an exempt company having the same registered capital as the applicant on the date of that application;

(c)	the applicant has filed with the Registrar notice of any proposed change in its name and of its proposed registered office or agent for service of process in the relevant jurisdiction;

(d)	no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the applicant in any jurisdiction;

(e)	no receiver, trustee or administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the applicant, its affairs or its property or any part thereof;

(f)	no scheme, order, compromise or other similar arrangement has been entered into or made whereby the rights of creditors of the applicant are and continue to be suspended or restricted;

(g)	the applicant is able to pay its debts as they fall due;

(h)	the application for de-registration is bona fide and not intended to defraud creditors of the applicant;

(i)	the applicant has delivered to the Registrar an undertaking signed by a director that notice of the transfer has been or will be given within twenty-one days to the secured creditors of the applicant;

(j)	any consent or approval to the transfer required by any contract or undertaking entered into or given by the applicant has been obtained, released or waived, as the case may be;

(k)	the transfer is permitted by and has been approved in accordance with the memorandum and articles of association of the applicant;

(l)	the laws of the relevant jurisdiction with respect to transfer have been or will be complied with;

(m)	the applicant, if licensed under the Banks and Trust Companies Law (2009 Revision), or the Insurance Law (2008 Revision) or, if so previously licensed and in respect of which such licence shall have been suspended or revoked and not reinstated, has obtained consent of the Governor to the transfer;

(n)	the applicant will upon registration under the laws of the relevant jurisdiction continue as a body corporate limited by shares; and

(o)	the Registrar is not aware of any other reason why it would be against the public interest to de-register the applicant.

(3)          Paragraphs (d), (e), (f), (g), (h), (j), (k), (l) and (n) of subsection (2) shall be satisfied by filing with the Registrar a declaration or affidavit of a director of the applicant to the effect that, having made due enquiry, he is of the opinion that the requirements of those paragraphs have been met and which declaration or affidavit shall include a statement of the assets and liabilities of the applicant made up to the latest practicable date before the making of the declaration or affidavit.

(4)          A person who, being a director, makes a declaration or affidavit under subsection (3) without reasonable grounds therefor is guilty of an offence and liable on summary conviction to a fine of fifteen thousand dollars and to imprisonment for five years.

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Cazador Acquisition Corporation Ltd.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

30 August, 2012

To:	Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Cazador Acquisition Corporation Ltd. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Minutes of the Board Meeting is a true and correct record of the proceedings of the directors' Board Meeting, which was duly convened and held, and at which a quorum was present throughout in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes of the Board Meeting were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked.

3	The resolutions set forth in the Minutes of the Board Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

4	The directors of the Company at the date of the Board Meeting and at the date of this certificate were and are as follows:

Francesco N. Piovanetti;

David Paul Kelley II;

Facundo Bacardi;

Shai Novik; and

Carlos Valle.

5	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

6	The representations to be made in the Filings on behalf of the Company to the Registrar of Companies in the Cayman Islands in support of its application to de-register are currently, and will be on the date of the Filings, true and correct.

7	To the best of my knowledge and belief, having made due inquiry, the Affidavit is accurate, and will be accurate on the date of the Filings, and complete and will be been sworn by a director of the Company in accordance with the Articles and the Minutes.

8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:	[ ]
Title:	Director

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